Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International to Hold

Annual Meeting of Shareholders on May 20, 2015

Ratan N. Tata to Retire from Board of Directors and

Serve as Special Advisor to the Chairman and CEO

DEERFIELD, Ill., Feb. 5, 2015 — Mondelēz International, Inc. will hold its Annual Meeting of Shareholders at 9 a.m. CDT on Wednesday, May 20, 2015, at the North Shore Center for the Performing Arts in Skokie, Ill. All incumbent members of the Board, except for Ratan N. Tata, will stand for re-election. Tata, Chairman of Tata Trusts, will retire from the Board but will continue his relationship with the company as Special Advisor to the Chairman and CEO for a one-year period. He joined the Mondelēz International Board in 2013.

“Over the past two years, Ratan has made significant contributions to our company, and I’m deeply grateful for all his work and his wisdom. His deep operating experience, particularly in emerging markets, has been invaluable as we execute our long-term growth strategy,” said Chairman and CEO Irene Rosenfeld. “And so I’m delighted he has agreed to stay on as Special Advisor.”

Prior to his current role, Tata served as Chairman of Tata Sons Limited, the holding company of the Tata Group, from 1991 until 2012. He was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy Services, Tata Global Beverages and several other Tata companies until 2012. Tata joined the Tata Group in 1962.

Shareholders will elect 12 directors for one-year terms at the company’s Annual Meeting. Shareholders of record at the close of business on March 11, 2015, are entitled to attend and vote on all matters that properly come before the meeting.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at twitter.com/MDLZ.

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